Exhibit 99.1

Tabula Rasa HealthCare Reports Third Quarter 2020 Results

MOORESTOWN, N.J., November 3, 2020 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (Nasdaq:TRHC), a healthcare technology company advancing the field of medication safety, today reported financial results for the third quarter ended September 30, 2020.

“We are pleased with the resilience and focus of our team during these unprecedented times. While the ongoing pandemic impacted our financial results during the third quarter, we are continuing to see signs of recovery that we believe will be meaningful drivers of improved performance in the fourth quarter of 2020 and in 2021. For example, our October 2020 PACE net enrollment figures far exceeded our expectations and are at the highest levels we have seen in two years. Recent industry data from the National PACE Association shows a sharp decline in the number of COVID-19 cases and number of deaths among PACE members. This, combined with our increasing sales pipeline, strong contracted backlog, recent acquisition of Personica, and new leadership talent, provides us with amplified confidence regarding our 2021 revenue growth,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

CareVention Highlights

●	Our net PACE organic enrollment additions for the month of October 2020 more than doubled as compared with September 2020 and represented the highest net enrollment figure we have recorded since October 2018. We expect that our PACE census will be the single largest growth driver in 2021.

●	Importantly, these gains were broad-based with a number of PACE organizations recording their highest net enrollment figures during October of any month in 2020 and an outsized contribution from our for-profit PACE organizations, which are a growing component of our membership base. We head into 2021 with a strong pipeline of new PACE centers opening, as well as current PACE centers expanding the number of their sites. This activity includes a new contract with ConcertoHealth, a risk-bearing provider group partnering with Edenbridge Health to open PACE centers during 2021.

●	Despite COVID-19, we have not seen any delays in the scheduled PACE center openings through the third quarter of 2020. The current backlog of new extension centers and new PACE organizations under contract to open over the next 12 months has now increased to 31, which we believe represents in excess of $75 million in annual revenue when the centers are operating at full capacity.

MedWise Highlights

●	Our wins in the payer division through the first nine months of 2020 continues to be a bright spot, with record third quarter bookings growing 50%, as compared with the second quarter of 2020, and more than doubled compared to the first quarter of 2020. Our payer division has accounted for 45% of total bookings year-to-date.

●	Despite continued COVID-related challenges, third quarter bookings across all divisions (i.e. MedWise and CareVention) increased 12% as compared with the second quarter of 2020 and increased 15% (excluding COVID-19 test kits) as compared with a year ago. Through the first three quarters of 2020, our total bookings (excluding COVID-19 test kits) have increased 22%. It is important to note that 43% of our 2020 bookings represent 2021 revenue including our HealthMart contract, which now has an official launch date at the end of the first quarter of 2021. Our overall sales pipeline as of October 1, 2020 has continued to grow, increasing 18% as compared with July 1, 2020 and increasing 136% as compared with January 1, 2020.

●	Notable third quarter 2020 deals included expanded contracts with existing clients WellCare, Humana, Magellan, and MedImpact, including engagements for our MedWise™ Enhanced MTM Model (EMTM) plus new contracts with Clear Spring Health (a Medicare Advantage plan in six states) and Direct Scripts.

●	As we discussed last quarter, our MedWise Risk Score™ and MedWise™ integration is now available within the PrescribeWellness platform, a key acquisition milestone for the business unit. Tens of thousands of community pharmacists can now utilize MedWise™ to transition to clinical care providers in their local communities. For the full year 2020, our EMTM program will deliver more than 50,000 Medication Safety Reviews (MSRs) with 45% of these MSRs completed locally by our 400 EMTM certified community pharmacies that license MedWise™ as part of the CMS EMTM program.

●	Finally, we recently contracted with PioneerRx to embed our MedWise Risk Score™ in their pharmacy management system, which is used by 4,700 community pharmacies. Between our PrescribeWellness and PioneerRx pharmacies, we can connect MedWise™ with more than 14,000 pharmacies and more than 40,000 pharmacists.

Third Quarter 2020 Financial Results

All comparisons, unless otherwise noted, are to the three months ended September 30, 2019.

●	Total revenue - Total revenue of $70.5 million declined 5% as compared to $74.3 million. Total revenue included product revenue of $39.4 million, an increase of 13%, and solutions (i.e. software and services) revenue of $31.1 million, a decrease of 21%.

●	Total revenue by segment

o	CareVention HealthCare revenue increased 9% to $50.3 million, comprised of $39.1 million (up 12% as compared to a year ago) of PACE product revenue and $11.2 million (down 1%) of PACE solutions revenue, the latter of which remains negatively impacted by the large renegotiated contract we have highlighted in prior quarters.

o	MedWise HealthCare revenue decreased 28% to $20.2 million, comprised of $9.8 million (down 48%) of medication safety services and $10.1 million (up 8%) of software subscriptions and software related services. Medication safety services accounted for our entire shortfall relative to our original revenue guidance expectations and were negatively impacted by: (i) COVID-related delays with two large health plan contracts, originally signed in the first quarter of 2020, that went live later than expected during the end of the third quarter and (ii) new restrictions related to Comprehensive Medication Reviews (CMRs) performed with caregivers and prescribers temporarily slowed patient engagement in the third quarter.

●	Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $5.1 million declined as compared to $10.6 million a year ago, driven entirely by lower revenue and profitability in our MedWise HealthCare segment. Non-GAAP Adjusted EBITDA margin decreased to 7.2% as compared to 14.2% a year ago.

●	Non-GAAP Adjusted EBITDA by segment (excluding $8.7 million of shared services allocated to corporate)

o	CareVention HealthCare non-GAAP Adjusted EBITDA of $12.7 million (25.3% margin) increased 1% as compared to $12.6 million (27.3% margin) a year ago.

o	MedWise HealthCare non-GAAP Adjusted EBITDA of $1.0 million (5.0% margin) decreased as compared to $5.4 million (19.2% margin) a year ago primarily due to lower medication safety services revenue.

●	GAAP Net loss - Net loss was $21.6 million compared to a net loss of $8.1 million a year ago. The primary factors contributing to the net loss were depreciation and amortization of $12.2 million, stock-based compensation expense of $8.1 million, and interest expense of $4.7 million.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

2020 Financial Outlook

Our guidance is based on current market conditions and our expectations as of today.

For the full year 2020 ending December 31, we expect:

●	Revenue in the range of $294 million to $296 million, the mid-point of which represents 4% growth compared to the full year 2019, and fourth quarter revenue to increase 5% to 8% as compared to the third quarter through a combination of organic growth and our October acquisition of Personica. The key factors influencing our guidance are: (i) the aforementioned CMR restrictions and (ii) the negative impact from COVID-19 on medication adherence initiatives, which are seasonally weighted toward the second half of the calendar year.

●	GAAP net loss in the range of $68.8 million to $67.9 million.

●	Non-GAAP Adjusted EBITDA in the range of $21 million to $22 million with fourth quarter non-GAAP Adjusted EBITDA in the range of $4 million to $5 million.

2021 Outlook

We plan to provide formal guidance following our fourth quarter and full year 2020 results. Currently, we believe that overall revenue can grow at 20% in 2021 as compared to the mid-point of our 2020 guidance. At present, our confidence in our growth outlook is based on: (i) positive PACE enrollment trends, (ii) our contracted backlog, which now includes a committed timeline for implementing our single largest new contract signed in 2020 in our pharmacy segment, and (iii) the growth of our sales pipeline across all segments of the business. In addition, we are excited about our October acquisition of Personica, and expect Personica revenue could grow at a rate materially faster than our other business lines, with further potential upside based on cross-selling efforts.

Looking farther ahead, in addition to the October 15, 2020 launch of our medication safety campaign (“Medication Safety Starts with a Pharmacist”) with the American Pharmacists Association, we have a number of exciting initiatives aimed at building greater awareness and, ultimately, revenue. Our MedWise™ science is attracting a high level of attention from pharmacists, state and national pharmacy associations, state boards of pharmacy, and the 60,000 student pharmacists in 145 schools of pharmacy in the U.S. Lastly, we see strong levels of interest and ongoing discussions with healthcare organizations recognizing the compelling value of MedWise™ as part of broader value-based agreements with employers, health plans, and government entities. Dr. Knowlton concluded, “As we exit 2020, we are encouraged by many of our leading indicators for future revenue growth in 2021 and beyond.”

COVID-19

We started the year with strong performance as evidenced by our first quarter results but, unfortunately, as the second quarter of 2020 progressed, began to see the negative impact from the pandemic across all of the three key markets we serve: PACE, health plans, and independent community pharmacies. Despite these challenges, our dedicated team has continued to support the needs of our clients without disruption and deliver the forecasted positive revenue growth in 2020 noted earlier. Our sales activity and engagement with existing clients and prospects began to improve during the third quarter and we are optimistic TRHC and our clients can return to a more normal business environment in 2021.

Upcoming Events

Brian Adams, TRHC’s Chief Financial Officer, and Frank Sparacino, TRHC’s SVP of Investor Relations and Corporate Development, will be presenting at the following conferences: (1) Piper Sandler’s 32nd Annual Virtual Healthcare Conference, December 1-3, 2020 and (2) Guggenheim’s first annual Digital Health Virtual Summit, December 8-9, 2020.

Quarterly Conference Call

The third quarter 2020 earnings conference call and webcast will be held tomorrow, Wednesday, November 4, 2020, at 8:30 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 6455748 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 6455748.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (Nasdaq: TRHC) is innovating the next frontier of medication safety, creating solutions designed to empower pharmacists and providers to optimize medication regimens. Our advanced proprietary technology, MedWise™, identifies adverse drug events, so healthcare professionals can minimize harm and reduce medication-related risks. Our software and services help improve patient outcomes, reduce hospitalizations and lower healthcare costs. TRHC believes it has the most extensive clinical tele-pharmacist network in the United States and a community pharmacy network of more than 15,000 rooftops. Our suite of solutions is trusted by health plans and pharmacies nationwide to assist them in driving value-based payment results. For more information, visit: www.trhc.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense (income), severance expense incurred in 2020 in connection with the Company’s reorganization, acquisition-related expense, and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, severance expense incurred in 2020 in connection with the Company’s reorganization, acquisition-related expense, stock-based compensation expense, and the tax impact of those items using a normalized tax rate on pre-tax income (loss) adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic and TRHC’s expectations for 2021. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the current COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 2, 2020, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash	$28,721	$42,478
Restricted cash	3,573	4,103
Accounts receivable, net	32,343	29,123
Inventories	4,194	3,700
Prepaid expenses	3,196	4,299
Other current assets	4,162	10,835
Total current assets	76,189	94,538
Property and equipment, net	15,284	15,798
Operating lease right-of-use assets	21,549	22,100
Software development costs, net	25,622	18,501
Goodwill	150,760	150,760
Intangible assets, net	167,477	189,413
Other assets	1,353	1,281
Total assets	$458,234	$492,391
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$6	$125
Current operating lease liabilities	4,399	4,350
Acquisition-related contingent consideration	658	—
Accounts payable	7,272	8,622
Accrued expenses and other liabilities	21,643	26,906
Total current liabilities	33,978	40,003
Long-term debt and finance leases, net	235,938	226,294
Noncurrent operating lease liabilities	20,273	21,017
Long-term acquisition-related contingent consideration	—	10,800
Deferred income tax liability	2,951	8,656
Other long-term liabilities	388	73
Total liabilities	293,528	306,843

Stockholders' equity:
Common stock	2	2
Treasury stock	(4,018)	(3,865)
Additional paid-in capital	317,992	288,345
Accumulated deficit	(149,270)	(98,934)
Total stockholders’ equity	164,706	185,548
Total liabilities and stockholders’ equity	$458,234	$492,391

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$39,365	$34,966	$115,825	$99,320
Service revenue	31,141	39,304	104,342	112,164
Total revenue	70,506	74,270	220,167	211,484
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	28,638	25,931	84,879	74,267
Service cost	20,610	20,510	64,140	58,998
Total cost of revenue, exclusive of depreciation and amortization	49,248	46,441	149,019	133,265
Operating expenses:
Research and development	5,101	5,902	13,750	16,649
Sales and marketing	5,030	6,884	15,597	18,605
General and administrative	15,620	12,155	48,914	38,781
Change in fair value of acquisition-related contingent consideration expense	2,005	1,510	2,605	4,516
Depreciation and amortization	12,199	9,142	32,323	24,519
Total operating expenses	39,955	35,593	113,189	103,070
Loss from operations	(18,697)	(7,764)	(42,041)	(24,851)
Interest expense, net	4,722	4,441	14,000	11,442
Loss before income taxes	(23,419)	(12,205)	(56,041)	(36,293)
Income tax benefit	(1,830)	(4,101)	(5,705)	(10,681)
Net loss	$(21,589)	$(8,104)	$(50,336)	$(25,612)
Net loss per share, basic and diluted	$(0.99)	$(0.39)	$(2.33)	$(1.25)
Weighted average common shares outstanding, basic and diluted	21,779,808	20,691,112	21,571,214	20,520,357

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(50,336)	$(25,612)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,323	24,519
Amortization of deferred financing costs and debt discount	9,925	7,689
Deferred taxes	(5,705)	(10,749)
Stock-based compensation	22,408	20,983
Change in fair value of acquisition-related contingent consideration	2,605	4,516
Acquisition-related contingent consideration paid	(2,390)	(24,480)
Other noncash items	(70)	12
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(3,220)	(417)
Inventories	(494)	(220)
Prepaid expenses and other current assets	7,209	(2,626)
Other assets	(382)	(53)
Accounts payable	(1,432)	(5,787)
Accrued expenses and other liabilities	(5,408)	5,474
Other long-term liabilities	315	(60)
Net cash provided by (used in) operating activities	5,348	(6,811)

Cash flows from investing activities:
Purchases of property and equipment	(2,537)	(5,202)
Software development costs	(13,734)	(10,285)
Purchases of intangible assets	—	(1,202)
Proceeds from repayment of note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	—	(158,762)
Net cash used in investing activities	(16,271)	(174,451)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,225	2,503
Payments for employee taxes for shares withheld	(2,993)	—
Payments for debt financing costs	(38)	(9,632)
Repayments of line of credit	—	(45,000)
Payments of acquisition-related contingent consideration	(3,504)	(29,062)
Repayments of long-term debt and finance leases	(54)	(757)
Proceeds from issuance of convertible senior subordinated notes	—	325,000
Proceeds from sale of warrants	—	65,910
Purchase of convertible note hedges	—	(101,660)
Net cash (used in) provided by financing activities	(3,364)	207,302
Net (decrease) increase in cash and restricted cash	(14,287)	26,040
Cash and restricted cash, beginning of period	46,581	25,029
Cash and restricted cash, end of period	$32,294	$51,069

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	September 30, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$37,087	$38,930	$39,086	$115,103
PACE solutions	11,571	11,522	11,214	34,307
Total CareVention HealthCare	48,658	50,452	50,300	149,410

MedWise HealthCare:
Product revenue	—	443	279	722
Medication safety services	14,320	15,707	9,817	39,844
Software subscription and services	9,849	10,232	10,110	30,191
Total MedWise HealthCare	24,169	26,382	20,206	70,757

Total Revenue	$72,827	$76,834	$70,506	$220,167

Adjusted EBITDA
CareVention HealthCare	$11,748	$12,077	$12,735	$36,560
MedWise HealthCare	2,831	4,697	1,009	8,537
Shared Services	(9,772)	(9,640)	(8,650)	(28,062)
Total Adjusted EBITDA	$4,807	$7,134	$5,094	$17,035

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Revenue
CareVention HealthCare:
PACE product revenue	$30,982	$33,372	$34,966	$37,810	$137,130
PACE solutions	11,174	11,437	11,276	12,021	45,908
Total CareVention HealthCare	42,156	44,809	46,242	49,831	183,038

MedWise HealthCare:
Medication safety services	15,351	22,498	18,706	13,362	69,917
Software subscription and services	3,452	8,948	9,322	10,030	31,752
Total MedWise HealthCare	18,803	31,446	28,028	23,392	101,669

Total Revenue	$60,959	$76,255	$74,270	$73,223	$284,707

Adjusted EBITDA
CareVention HealthCare	$10,620	$11,466	$12,632	$12,773	$47,491
MedWise HealthCare	1,648	9,059	5,388	2,181	18,276
Shares Services	(6,577)	(6,873)	(7,444)	(6,952)	(27,846)
Total Adjusted EBITDA	$5,691	$13,652	$10,576	$8,002	$37,921

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(21,589)	$(8,104)	$(50,336)	$(25,612)
Add:
Interest expense, net	4,722	4,441	14,000	11,442
Income tax benefit	(1,830)	(4,101)	(5,705)	(10,681)
Depreciation and amortization	12,199	9,142	32,323	24,519
Change in fair value of acquisition-related contingent consideration expense	2,005	1,510	2,605	4,516
Severance expense	917	—	917	—
Acquisition-related expense	572	463	823	4,752
Stock-based compensation expense	8,098	7,225	22,408	20,983
Adjusted EBITDA	$5,094	$10,576	$17,035	$29,919

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019

	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(21,589)	$(0.99)	$(8,104)	$(0.39)	$(50,336)	$(2.33)	$(25,612)	$(1.25)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	2,005		1,510		2,605		4,516
Amortization of acquired intangibles	8,291		6,927		21,936		18,678
Amortization of debt discount and issuance costs	3,280		3,012		9,647		7,506
Severance expense	917		—		917		—
Acquisition-related expense	572		463		823		4,752
Stock-based compensation expense	8,098		7,225		22,408		20,983
Impact to income taxes (1)	(1,762)		(6,049)		(6,306)		(15,716)
Adjusted net (loss) income and Adjusted Diluted EPS	$(188)	$(0.01)	$4,984	$0.22	$1,694	$0.07	$15,107	$0.66

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income or loss adjusted for the respective items above and then subtracting or adding the tax provision or benefit, respectively, as determined for GAAP purposes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	21,779,808	20,691,112	21,571,214	20,520,357
Adjustments:
Weighted average dilutive effect of stock options	—	1,555,922	1,281,367	1,577,258
Weighted average dilutive effect of restricted stock	—	809,601	491,245	803,618
Weighted average dilutive effect of contingent shares	—	30,502	74,102	27,037
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	21,779,808	23,087,137	23,417,928	22,928,270

(1)	TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as the Company currently intends to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three and nine months ended September 30, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(18.5)	$(17.6)	$(68.8)	$(67.9)
Add:
Interest expense	4.9	4.9	18.9	18.9
Income tax benefit	(2.1)	(2.0)	(7.8)	(7.7)
Depreciation and amortization	12.6	12.6	44.9	44.9
Stock-based compensation expense	7.1	7.1	29.5	29.5
Change in fair value of contingent consideration	—	—	2.6	2.6
Severance expense	—	—	0.9	0.9
Acquisition-related expense	—	—	0.8	0.8
Adjusted EBITDA	$4.0	$5.0	$21.0	$22.0

Contact:

Investors

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Amanda Bednar

abednar@trhc.com

T: 856-912-5714